Exhibit 5.9

June 16, 2010

CONSENT OF FRED H. BROWN

United States Securities and Exchange Commission

Gentlemen:

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Fred H. Brown, CPG, independent consultant to Goldcorp Inc., hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of information derived from the technical report dated March 10, 2009, entitled “Peñasquito Project Technical Report, Concepcion del Oro District, Zacatecas State, Mexico” re-addressed to Silver Wheaton Corp..

Yours truly,

/s/ Fred H. Brown

Fred H. Brown, CPG
Independent consultant to Goldcorp Inc.